EXHIBIT 10.1
NOBLE CORPORATION PLC
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Section 1. Purpose.
The purpose of this Noble Corporation plc Executive Change in Control Severance Plan (this “Plan”), effective as of August 2, 2023 (the “Effective Date”), is to provide assurances of specified benefits to eligible employees of the Company and its Affiliates whose employment is subject to being terminated in a Qualifying Termination in connection with a Change in Control. This Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and is maintained as an unfunded plan for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of 29 C.F.R. § 2520.104-24.
Section 2. Definitions.
a)“Act” means the Securities Exchange Act of 1934, as amended.
b)“Affiliate” means any company directly or indirectly controlling, controlled by or under common control with the Company.
c)“Base Pay” means the annual base salary in effect for the Covered Executive immediately prior to termination of employment, and excludes any bonuses, incentive compensation or any other special payments.
d)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.
e)“Board” means the Board of Directors of the Company.
f)“Cause” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means:
i.the willful and continued failure of the Covered Executive to perform substantially all of the Covered Executive’s duties (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Covered Executive by the Company (or an Affiliate), which specifically identifies the manner in which the Company believes the Covered Executive has not substantially performed the Covered Executive’s duties;
ii.the Covered Executive’s willful refusal to comply with the lawful instructions of the Board or the Covered Executive’s manager (or reporting officer) that are consistent with the Covered Executive’s position, which failure, to the extent curable, is not cured within 15 days following receipt of written notice from the Company (or an Affiliate) or such other later time as may be reasonably required for such compliance in the Company’s sole discretion;
iii.the Covered Executive engages in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its Affiliates, monetarily or otherwise;
iv.the Covered Executive commits a material breach of the terms of any material policy of the Company and/or its Affiliates applicable to the Covered Executive, or any other agreement with the Company and/or its Affiliates, including any agreement containing restrictive covenants to which the Covered Executive is a party, which breach, to the extent curable, is not cured within 15 days following receipt of written notice from the Company (or an Affiliate); or

v.the Covered Executive is indicted on charges of, is convicted of, or enters into a plea of guilty or nolo contendere to (A) a felony; or (B) a crime involving any of fraud, material dishonesty, or moral turpitude.
For purposes of this provision, no act, or failure to act, on the part of the Covered Executive shall be considered “willful” unless done, or omitted to be done, by the Covered Executive in bad faith or without reasonable belief that the Covered Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company or, with respect to Covered Executives who are not the Chief Executive Officer of the Company, upon the instructions of the Chief Executive Officer of the Company, shall be conclusively presumed to be done, or omitted to be done, by the Covered Executive in good faith and in the best interests of the Company and its Affiliates.
g)“Change in Control” means the occurrence of any of the following events:
i.any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of either (1) the then outstanding securities of the Company or (2) the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction that meets the requirements of clauses (1), (2), and (3) of paragraph (iii) of this definition;
ii.individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
iii.consummation of a reorganization, merger, scheme of arrangement, amalgamation or consolidation of the Company (a “Transaction”), with or without approval by the shareholders of the Company, in each case, unless, immediately following such Transaction:
1.     all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately before such Transaction Beneficially Owns, directly or indirectly, in substantially the same proportions, more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from the Transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors;
2.    no Person (excluding the company resulting from the Transaction, and any Person Beneficially Owning, as of immediately prior to the Transaction, directly or indirectly, 25% or more of the then outstanding securities of the Company or the combined voting power of the Company’s then outstanding securities) Beneficially Owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from the Transaction or the combined voting power of the then outstanding voting securities of the company resulting from the Transaction entitled to vote generally in the election of directors; and
3.    a majority of the members of the board of directors of the company resulting from the Transaction were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Transaction;
iv.approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
v.consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity for which, following such sale, the conditions described in clauses (1), (2), and (3) of paragraph (iii) of this definition are satisfied.
Notwithstanding the foregoing, or anything to the contrary set forth herein, for any payments or benefits subject to Code Section 409A and where Change in Control is a payment event or impacts the time and form of payment, a transaction or series of related transactions will not be considered to be a Change in Control unless such transaction or series of transactions would also be a “change in control” under Code Section 409A.
h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any guidance and/or regulations promulgated thereunder.
i)“Code” means the Internal Revenue Code of 1986, as amended, and any guidance and/or regulations promulgated thereunder.
j)“Committee” means the Compensation Committee of the Board or another duly constituted committee of members of the Board designated by the Board to administer this Plan.
k)“Company” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales, and any successor corporation or other entity.
l)“Covered Executive” means those officers or other management-level employees of the Company and its Affiliates designated by the Board or the Committee in its discretion to participate in this Plan who meet the eligibility requirements set forth in Section 3(a) of this Plan.
m)“Covered Period” means the period commencing on the date a Change in Control is consummated and ending on the 24-month anniversary thereof.
n)“Disability” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means a medically determinable physical or mental impairment (i) that prevents the Covered Executive from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the Covered Executive is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate. Notwithstanding the foregoing, to the extent any benefit herein is subject to Section 409A of the Code, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i) to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any guidance and/or regulations promulgated thereunder.
p)“Good Reason” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means the Covered Executive’s termination of employment due to any of the following, without the Covered Executive’s express written consent:
i.a material diminution in the Covered Executive’s position (including titles and reporting requirements, provided that a change in direct reporting structure from the Chief Executive Officer to an Executive Vice President shall not trigger Good Reason hereunder), duties, functions, and responsibilities;
ii.(x) a reduction in the Covered Executive’s base salary, or (y) a reduction in the Covered Executive’s Target Bonus (in each case, other than as part of an across the board reduction applicable to substantially all senior executives of the Company in substantially the same proportion, but in no event more than a 10% reduction in the aggregate);
iii.the Company’s requiring the Covered Executive to be based at any office or location other than at the location where the Covered Executive has been regularly employed prior to the requested relocation or any other office which is the headquarters of the Company and that is less than 50 miles from such location where the Covered Executive has been regularly employed prior to the requested relocation; or
iv.any other action that constitutes a material breach by the Company of the provisions of any other material compensation agreement between the Covered Executive and the Company.
Notwithstanding the foregoing, the Covered Executive shall not have the right to terminate the Covered Executive’s employment for Good Reason unless (1) the Covered Executive provides written notice to the Company detailing the specific circumstances of the existence of the condition or conditions that the Covered Executive claims give rise to Good Reason within 90 days of the initial existence of such condition, (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice and (3) the Covered Executive terminates employment within 30 days following the end of such cure period.
q)“Participation Agreement” means an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in this Plan.
r)“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity and any group of such individuals or entities, the acting together of which would constitute a “group” for purposes of Section 13(d) of the Act, or any successor provisions thereto, excluding (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
s)“Qualifying Termination” means a termination of employment with the Company (or applicable Affiliate) either by the Company (or applicable Affiliate) without Cause or by the Covered Executive for Good Reason.
t)“Target Bonus” means the target annual cash bonus amount in effect for the Covered Executive under the Company’s Short-Term Incentive Plan.

Section 3. Eligibility.
a)The Covered Executives listed on Exhibit A, as the same may be amended by the Board or the Committee from time to time, shall be eligible to participate in this Plan upon their execution of a Participation Agreement with the Company in substantially the form attached hereto as Exhibit C.
b)A Covered Executive shall not be eligible for Severance Benefits under this Plan if:
i.he or she does not meet the eligibility criteria described in Section 3(a);
ii.he or she voluntarily terminates employment with the Company and its Affiliates for any reason other than Good Reason, including retirement or job abandonment;
iii.he or she terminates employment as a result of death or Disability;
iv.his or her employment is terminated by the Company or its applicable Affiliate for Cause; or
v.he or she is terminated at any time outside of the Covered Period.
Section 4. Severance Benefits.
A Covered Executive whose employment with the Company (or an applicable Affiliate) is terminated in a Qualifying Termination during the Covered Period and who executes, within the time period specified therein, and does not revoke a Separation Agreement and Release of Claims in the form provided by the Company (the “Separation Agreement”) shall receive the following severance payments and benefits (the “Severance Benefits”):
a)A lump sum cash payment, payable within 30 days following the date on which the Separation Agreement becomes effective and irrevocable (or if the period in which such Separation Agreement may become effective and irrevocable spans two calendar years, in the later calendar year), in an amount equal to (i) the sum of the Covered Executive’s Base Pay and Target Bonus multiplied by (ii) the multiple set forth in Exhibit B for the Covered Executive’s role;
b)Any unpaid annual cash bonus earned under the Company’s Short-Term Incentive Plan for the fiscal year prior to the year in which the Covered Executive’s termination of employment occurs, payable in a cash lump-sum on or about the date such bonuses are paid to other employees of the Company, provided such payment occurs no later than March 15th of the year following the year to which the bonus relates (or, if later, the date on which the Separation Agreement becomes effective and irrevocable);
c)A pro-rata annual cash bonus for the year in which the Covered Executive’s termination of employment occurs (the “Pro-Rata Bonus”) equal to the product of (i) the Covered Executive’s actual bonus that would otherwise be paid for the year (provided, however, in calculating such bonus, to the extent that any of the performance metrics are subjective, such subjective performance metrics shall be deemed to have been met at target) multiplied by (ii) a fraction, the numerator of which is the number of days the Covered Executive was employed by the Company (or an applicable Affiliate) during the year of termination and the denominator of which is the total number of days in such year. The Pro-Rata Bonus shall be paid to the Covered Executive in a cash lump-sum on or about the date such bonuses are paid to other employees of the Company, provided such payment occurs no later than March 15th of the year following the year to which the bonus relates;

d)Subject to the Covered Executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental and vision benefits coverage for the Covered Executive and his or her covered dependents for up to 18 months; provided, that if the continued coverage contemplated hereunder cannot be provided under applicable Company plans or policies or would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company or its Affiliates for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Covered Executive shall instead receive a lump sum cash payment equal to the monthly COBRA premium amount for the Covered Executive and his or her covered dependents’ continuation of medical, dental and vision coverage multiplied by the difference between 18 and any months of coverage previously provided pursuant to this Section 4(d);
e)Outplacement services with a provider designated by the Company, provided that such services must be provided within 18 months following termination and the cost of such payments shall not exceed $25,000 for each calendar year during such period;
f)Full vesting, effective as of the date of termination, of all of the Covered Executive’s outstanding equity awards that are subject solely to time-based vesting conditions (provided that, for the avoidance of doubt, settlement of such awards shall continue to be governed by the applicable award agreement); and
g)Full and accelerated vesting, effective as of the date of termination, of all of the Covered Executive’s outstanding equity awards that are subject to performance-based vesting conditions determined based on (i) with respect to any completed performance periods or achieved performance measures, the actual performance as of the termination date, and (ii) with respect to incomplete performance periods and performance measures, the target or 100% performance level.
For the avoidance of doubt, all terms and conditions applicable to the Covered Executive’s outstanding equity awards which are not specifically addressed above, including, without limitation, their treatment upon the Covered Executive’s termination of employment which does not constitute a Qualifying Termination, shall continue to be governed by the applicable award agreement and plan document.
Section 5. Administration.
a)This Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding, and conclusive on all parties. The Company reserves the right to and may enhance a Covered Executive’s severance pay, in writing, in its sole discretion and without an amendment to this Plan, and may provide for other forms of severance pay or severance benefits.
b)In the event of any conflict or inconsistency between another document and the terms of this Plan, the terms and conditions of this Plan shall govern and control; provided, however, that a Covered Executive’s Participation Agreement will govern their participation in this Plan to the extent of any conflict between a Participation Agreement and this Plan.
c)The Committee shall have the authority, consistent with the terms of this Plan, to (i) designate Covered Executives, (ii) determine the terms and conditions relating to the Severance Benefits, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in this Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to this Plan, (v) establish additional terms, conditions, rules, procedures or sub-plans as necessary or advisable to accommodate the customs, rules or laws of applicable non-U.S. jurisdictions and to afford Covered Executives located in such jurisdictions favorable treatment under such rules or laws, and

(vi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.
d)To the extent that any Covered Executive receives payment under the Plan in excess of the Severance Benefits to which he or she is entitled, the Covered Executive shall promptly return any excess to the Company upon request (to the fullest extent permitted by applicable law).
Section 6. Funding.
The obligations of the Company under this Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in this Plan shall give a Covered Executive any right, title or interest in any property of the Company. Covered Executives shall be mere unsecured creditors of the Company.
Section 7. Code Section 409A.
a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Plan would cause a Covered Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Covered Executives and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its Affiliates, or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders, shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.
b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Code Section 409A. In addition, if the Covered Executive is deemed at the time of such separation from service to be a specified employee (within the meaning of Code Section 409A) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2), any payment or benefit hereunder that is deemed to constitute nonqualified deferred compensation (within the meaning of and subject to Code Section 409A) shall be delayed and paid, without interest, on the earlier of (i) the first day of the seventh month following the date of such Covered Executive’s separation from service or (ii) the date of the Covered Executive’s death.
c)Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Code Section 409A):

i.any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Covered Executive;
ii.the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and
iii.the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
Section 8. Amendment and Termination.
Prior to the consummation of a Change in Control, the Committee may amend or terminate this Plan at any time, without notice, and for any or no reason, except as prohibited by law. No such action shall adversely affect the rights of any Covered Executive who has previously experienced a Qualifying Termination without the Covered Executive’s written consent. Upon or after the consummation of a Change in Control, the Company and the Committee may not, without a Covered Executive’s written consent, amend or terminate this Plan in any way, nor take any other action, that (i) prevents that Covered Executive from becoming eligible for the Severance Benefits under this Plan, or (ii) reduces or alters to the detriment of the Covered Executive the Severance Benefits payable, or potentially payable, to a Covered Executive under this Plan (including, without limitation, imposing additional conditions). This Plan shall automatically terminate upon the later of the (i) payment of all applicable benefits under this Plan or (ii) 90 days following the end of the Covered Period.
Section 9. Employment at Will.
Nothing in this Plan or any other act of the Company shall be considered effective to change a Covered Executive’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Covered Executive may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
Section 10. Transfer and Assignment; Effect of Death.
In no event may any Covered Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. If a Covered Executive dies prior to receiving full payment of benefits to which he or she is entitled, any unpaid benefits will be paid to the Covered Executive’s surviving spouse, or if the Covered Executive does not have a surviving spouse, to the Covered Executive’s estate.
Section 11. Severability.
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan, and this Plan will be construed and enforced as if such provision had not been included.
Section 12. Successors.
Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
Section 13. Withholding; Taxes.
The Company shall withhold from the Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.
Section 14. Compensation.
Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
Section 15. Entire Agreement.
This Plan and a Covered Executive’s Participation Agreement represent the entire agreement of the Company and such Covered Executive with respect to the subject matter hereof and supersede all prior understandings, whether written or oral.
Section 16. Governing Law.
The provisions of this Plan will be construed, administered, and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions.
Section 17. Clawback.
Notwithstanding anything to the contrary, any compensation received by the Covered Executive hereunder shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the Effective Date.
Section 18. Claims and Appeals.
a)Claims Procedure. Any Covered Executive or other person who believes he or she is entitled to any payment under this Plan may submit a claim in writing to the Committee (or its authorized delegate). Such claim must be submitted within 90 days of the earlier of:
i.the date the claimant learned the amount of his or her benefits under this Plan; or
ii.the date the claimant learned that he or she will not be entitled to any benefits under this Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Section 19. Certain Excise Taxes.
Notwithstanding anything to the contrary in this Plan, if a Covered Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefits provided for under this Plan, together with any other payments and benefits which the Covered Executive has the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefits provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive will be one dollar ($1.00) less than three times the Covered Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Covered Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Covered Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Covered Executive’s base amount, then the Covered Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company or any Affiliate to be responsible for, or have any liability or obligation with respect to, the Covered Executive’s excise tax liabilities under Section 4999 of the Code.

Exhibit A
COVERED EXECUTIVES
The following Covered Executives, as the same may be amended by the Board or the Committee from time to time, shall be eligible to participate in the Plan upon their execution of a Participation Agreement with the Company; provided that, once a Covered Executive has executed a Participation Agreement, such Participation Agreement may not be amended or revoked without the consent of the Covered Executive:
•[ ]
* Denotes Covered Executives who, as of the date hereof, are Section 16 officers who are direct reports to the Chief Executive Officer or an Executive Vice President. This denotation is for illustrative purposes as of the date hereof and, for the avoidance of doubt, the multiple applicable to the Covered Executive shall be based on the Covered Executive’s role immediately prior to his or her termination of employment in accordance with Exhibit B.

Exhibit A

Exhibit B
SEVERANCE BENEFITS
The multiple that shall apply to the lump sum cash payment described in Section 4(a) of the Plan shall be as follows based on the Covered Executive’s role immediately prior to his or her termination of employment:

Position	Cash Payment Multiple
Chief Executive Officer	3.0X
Section 16 officers who are direct reports to the Chief Executive Officer or an Executive Vice President, or for whom the Committee otherwise determines shall receive this multiple	2.0X
Other Vice Presidents (not covered in the line above)	1.0X

Exhibit B

Exhibit C

PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is made and entered into by and between _____________________ (the “Covered Executive”) and Noble Corporation plc (the “Company”) for purposes of the Covered Executive’s participation in the Noble Corporation plc Executive Change in Control Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.
The Covered Executive agrees that the terms and conditions of the Plan and this Agreement govern the Covered Executive’s eligibility for any Severance Benefits provided under the Plan and[, except as expressly provided herein,]1 supersede any and all prior agreements or understandings with respect to any severance and termination benefits.
[Notwithstanding anything to the contrary in the Plan, the Covered Executive shall receive the higher of the (i) Severance Benefits provided under the Plan, and (ii) severance benefits (including, for the avoidance of doubt, any pay in lieu of notice or redundancy benefits that may be provided under any employment agreement or applicable law) provided pursuant to the [Employment Agreement dated [●]] and the addendums thereto, in each case, to the extent the Covered Executive is eligible for such benefits pursuant to their respective terms. In no event shall this provision be construed to provide for a duplication of benefits for the Covered Executive.]2
Notwithstanding Section 8 of the Plan, the Company and the Covered Executive agree that the Company shall not, without the prior written consent of the Covered Executive, amend, modify or terminate the Plan or this Agreement in any matter that is materially adverse to the Covered Executive. For the avoidance of doubt, to the extent the Plan is amended or modified in a manner than is not materially adverse to the Covered Executive, such amended or modified Plan provisions shall apply to the Covered Executive.
By signing this Agreement, the Covered Executive acknowledges and agrees that he or she has received a copy of the Plan and has read and understood all of the terms and condition of the Plan. He or she agrees to participate in the Plan, and expressly acknowledges and agrees that (i) such participation is subject to the terms and conditions of the Plan, (ii) any compensation (including any annual bonus and equity compensation) the Covered Executive received or may receive from the Company shall be subject to the terms and conditions of any written clawback or recoupment policy adopted by the Company, and (iii) in connection with the enforcement of such clawback policy, the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash or equity-based compensation, including the Severance Benefits, owed or due to the Covered Executive to the maximum extent permitted under applicable law.
This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of laws.
This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Covered Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.
1 For any executives who have enhanced severance benefits under their employment or retention addendums.
2 For any executives who have enhanced severance benefits under their employment or retention addendums.
Exhibit C

IN WITNESS WHEREOF, the Covered Executive and the Company hereto have executed this Agreement.

Company Name	Covered Executive
By: ____________________________________	By: ____________________________________
Title:	Title:
Date: _________________________	Date: _________________________

Exhibit C